UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2020

APEX GLOBAL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18640	95-4182437
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of Principal Executive Offices) (Zip Code)

(818) 908‑9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.02 per share	APEX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into Material Definitive Agreement.

On September 1, 2020, Apex Global Brands Inc. (the “Company”) entered into a Fifth Amendment to Financing Agreement and Forbearance Agreement with its senior secured lenders, Gordon Brothers Finance Company and Gordon Brothers Brands (the “September 2020 Forbearance Agreement”).

The Company reported Adjusted EBITDA for the 12 months ended February 1, 2020 that was below the required minimum in its senior secured credit facility.  In response, the Company entered into a series of extensions of its previous forbearance agreements with its senior lender, and on September 1, 2020, the Company entered into the September 2020 Forbearance Agreement whereby the senior lenders have agreed not to enforce their rights to declare an event of default and accelerate the payment of all amounts due under our senior secured credit facility through December 31, 2020 resulting from our failure to meet the Adjusted EBITDA threshold, the minimum cash requirement, and maintain a borrowing base value that exceeds the outstanding balance of the term loans.  Beginning with September 1, 2020 and continuing through the term of the Forbearance Agreement, interest and loan amortization payments, other than approximately $85,000 per month, will not be paid in cash, but an equivalent amount will be added to the principal amount of the term loans to be repaid in future periods.  The September 2020 Forbearance Agreement reduces the Adjusted EBITDA threshold and required minimum cash balance during the forbearance period, and it waives penalty interest during the forbearance period.  The September 2020 Forbearance Agreement requires that a portion of the Company’s federal income tax refunds expected to be received by the Company during the forbearance period be used to pay in cash the interest previously accrued and added to the principal amount of the term loans.  After such federal income tax refunds are received, monthly interest will again be required in cash, and no further interest payment obligations will be deferred and added to the principal amount of the term loans.

The September 2020 Forbearance Agreement requires the Company to continue to evaluate strategic alternatives designed to provide liquidity to repay the term loans under the senior secured credit facility.  The September 2020 Forbearance Agreement accelerates the maturity date of the Company’s senior secured credit facility from August 3, 2021 to March 31, 2021 or to December 31, 2020 if certain milestones are not met.

Any failure by the Company to satisfy the requirements of the September 2020 Forbearance Agreement or any other breach under the senior secured credit facility during the forbearance period would give the senior lenders the right to terminate the September 2020 Forbearance Agreement, to declare an event of default under the senior credit facility and accelerate the amounts due thereunder.

The description of the September 2020 Forbearance Agreement set forth in this Current Report on Form 8-K is intended to be a summary and does not purport to be complete.  As a result, such description is subject to, and qualified in its entirety by reference to, the applicable document, which will be filed as an exhibit to our next periodic filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure regarding the September 2020 Forbearance Agreement under Item 1.01 above, which is incorporate herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEX GLOBAL BRANDS INC.

September 3, 2020	By:	/s/ Steven L. Brink
Steven L. Brink
Chief Financial Officer

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